Exhibit  2(c)



[Letterhead  of  Malone  and  Bailey,  PLLC  appears  here]


To  the  Board  of  Directors
  Sportan  United  Industries,  Inc.

We are currently engaged in completing the financial statements of Sportan United Industries, Inc. for the year ended September 30, 1999. We are delayed due to year-end internal scheduling during the holiday period.

We will not be able to complete the year-end audited financial statement report on or before December 29, 1999, the date by which the Company is required to file its annual report with the Securities and Exchange Commission on Form 10-KSB.


December  28,  1999

Malone  &  Bailey,  PLLC
Houston,  Texas

/s/ Malone  &  Bailey,  PLLC


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